Exhibit 99.2
FOR IMMEDIATE PRESS RELEASE

FOR:	PMC COMMERCIAL TRUST	CONTACT:	Investor Relations
	17950 Preston Road, Suite 600		972-349-3235
Dallas, TX 75252

PMC COMMERCIAL TRUST ANNOUNCES FOURTH QUARTER DIVIDEND OF
$0.20 PER SHARE
PMC Commercial Trust
AMEX (Symbol: “PCC”)

Dallas, Texas	March 14, 2008
PMC Commercial Trust (“PMC Commercial” or the “Company”), a real estate investment trust, announced today that its Board of Trust Managers has declared a quarterly cash dividend of $0.20 per common share to be paid to shareholders of record on March 31, 2008. The Company will pay the dividend on April 7, 2008. The quarterly cash dividend compares to a dividend of $0.30 per common share paid to shareholders of record on December 31, 2007.
The Board established the dividend in an amount it believes can reasonably be paid in each of the four quarters this year. In setting the dividend, the Board considered the likely adverse impact on the Company’s earnings from declining interest rates affecting the Company’s existing portfolio, which is composed primarily of floating rate loans, and greater uncertainty surrounding the Company’s prospects for new loan originations in the current market of diminished liquidity available to the Company.
The Company has extended its bank credit facility to December 31, 2009 and increased the amount available from $20 million to $45 million. The Company’s conduit warehouse facility will expire on May 2, 2008, and, based on current market conditions and communications from the Company’s conduit lender, the Company expects that the lender will not extend the conduit facility. As of February 29, 2008, the Company had approximately $31 million in borrowings outstanding under the combined credit facilities.
PMC Commercial’s Chairman and COO, Andrew S. Rosemore stated, “Because we maintain a conservative business philosophy, we feel that it is prudent to conserve capital to enhance our core lending programs during this period of market volatility. Unlike many other financial institutions, our loan portfolio continues to perform very well, and we anticipate a relatively strong first quarter. Nevertheless, we expect that earnings will be negatively influenced due to the factors discussed above.”
The dividend is our 57th consecutive quarterly dividend.
PMC Commercial primarily originates loans to small businesses primarily secured by real estate.

Certain matters discussed in this press release are “forward-looking statements” intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements can generally be identified as such because the context of the statement will include words such as the Company “expects,” “anticipates,” “will” or words of similar import. Similarly, statements that described the Company’s future plans, objectives or goals are also forward-looking statements. Such forward-looking statements can be subject to certain risks and uncertainties, including the financial performance of the Company, real estate conditions and market valuation of its stock, which could cause actual results to differ materially from those currently anticipated. Although the Company believes the expectations reflected in any forward-looking statements are based on reasonable assumptions, the Company can give no assurance that its expectations will be attained. Shareholders, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements. The forward-looking statements made herein are only made as of the date of this press release and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.